Exhibit 99

Schlumberger Announces Second-Quarter 2021 Results

•	Global revenue of $5.6 billion increased 8% sequentially

•	International revenue was $4.5 billion and North America revenue was $1.1 billion

•	EPS of $0.30 increased 43% sequentially

•	Cash flow from operations was $1.2 billion and free cash flow was $869 million

•	Board approved quarterly cash dividend of $0.125 per share

PARIS, July 23, 2021—Schlumberger Limited (NYSE: SLB) today reported results for the second-quarter 2021.

Second-Quarter Results

	(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Jun. 30, 2021	Mar. 31, 2021	Jun. 30, 2020	Sequential	Year-on-year
Revenue*	$5,634	$5,223	$5,356	8%	5%
Income (loss) before taxes - GAAP basis	$542	$386	$(3,627)	40%	n/m
Net income (loss) - GAAP basis	$431	$299	$(3,434)	44%	n/m
Diluted EPS (loss per share) - GAAP basis	$0.30	$0.21	$(2.47)	43%	n/m

Adjusted EBITDA**	$1,198	$1,049	$838	14%	43%
Adjusted EBITDA margin**	21.3%	20.1%	15.6%	118 bps	561 bps
Pretax segment operating income**	$807	$664	$396	22%	104%
Pretax segment operating margin**	14.3%	12.7%	7.4%	162 bps	694 bps
Net income, excluding charges & credits**	$431	$299	$69	44%	525%
Diluted EPS, excluding charges & credits**	$0.30	$0.21	$0.05	43%	500%

Revenue by Geography
International	$4,511	$4,211	$4,224	7%	7%
North America*	1,083	972	1,097	11%	-1%
Other	40	40	35	n/m	n/m

	$5,634	$5,223	$5,356	8%	5%

*

Schlumberger divested certain businesses in North America during the fourth quarter of 2020. These businesses generated revenue of $159 million during the second quarter of 2020. Excluding the impact of these divestitures, global second-quarter 2021 revenue increased 8% year-on-year. North America second-quarter 2021 revenue, excluding the impact of these divestitures, increased 15% year-on-year.

**	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions”, and “Supplemental Information” for details.

n/m = not meaningful

(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2021	Mar. 31, 2021	Jun. 30, 2020	Sequential	Year-on-year
Revenue by Division
Digital & Integration	$817	$773	$619	6%	32%
Reservoir Performance*	1,117	1,002	1,170	12%	-4%
Well Construction	2,110	1,935	2,089	9%	1%
Production Systems**	1,681	1,590	1,557	6%	8%
Other	(91)	(77)	(79)	n/m	n/m

	$5,634	$5,223	$5,356	8%	5%

Pretax Operating Income by Division
Digital & Integration	$274	$247	$108	11%	154%
Reservoir Performance	156	102	22	52%	609%
Well Construction	272	209	180	30%	51%
Production Systems	171	138	145	24%	18%
Other	(66)	(32)	(59)	n/m	n/m

	$807	$664	$396	22%	104%

Pretax Operating Margin by Division
Digital & Integration	33.5%	32.0%	17.4%	147 bps	1,606 bps
Reservoir Performance	14.0%	10.2%	1.9%	373 bps	1,206 bps
Well Construction	12.9%	10.8%	8.6%	209 bps	427 bps
Production Systems	10.2%	8.7%	9.3%	146 bps	84 bps
Other	n/m	n/m	n/m	n/m	n/m

	14.3%	12.7%	7.4%	162 bps	694 bps

*

Schlumberger divested its OneStim® pressure pumping business in North America during the fourth quarter of 2020. This business generated revenue of $140 million during the second quarter of 2020. Excluding the impact of this divestiture, second-quarter 2021 revenue increased 8% year-on-year.

**

Schlumberger divested its low-flow artificial lift business in North America during the fourth quarter of 2020. This business generated revenue of $19 million during the second quarter of 2020. Excluding the impact of this divestiture, second-quarter 2021 revenue increased 9% year-on-year.

n/m = not meaningful

Schlumberger CEO Olivier Le Peuch commented, “Our second-quarter results demonstrate the broad strength of our portfolio, the extent of our market participation—both in North America and internationally—and our enhanced ability to capture and translate activity growth into sustained margin expansion and strong free cash flow. The quarter marks a leap forward in achieving our full-year financial targets with the potential for further upside given the right conditions. As I reflect on the progress we have made since last year, I want to acknowledge the entire Schlumberger team whose exemplary commitment to safety and performance has not wavered despite the challenges. Once again, I am extremely proud of our people for their dedication and resilience, and for delivering a strong quarter, clearly seizing the beginning of the upcycle.

“Second-quarter global revenue grew 8% sequentially, outperforming the rig count growth in both North America and the international markets. All four Divisions grew, resulting in the highest sequential quarterly revenue growth rate since the second quarter of 2017.

“In North America, revenue grew 11% sequentially, representing the highest sequential quarterly growth rate for this area since the third quarter of 2017. This performance was driven by US land revenue, which increased 19% due to higher drilling activity and increased sales of well and surface production systems. Well Construction revenue in US land grew more than 30% sequentially, significantly outperforming the rig count growth of 16%. In addition, Canada land revenue increased despite the spring breakup, due to higher Asset Performance Solutions (APS) project revenue, while North America offshore revenue was slightly higher due to sales of subsea production systems.

“International revenue grew 7% sequentially with all four Divisions registering growth. The revenue growth outpaced the international rig count increase—reflecting the depth and diversity of our portfolio—as activity surpassed the impact of the seasonal recovery in the Northern Hemisphere. Many countries posted double-digit sequential revenue growth.

“Globally, the second-quarter revenue growth was led by Reservoir Performance and Well Construction, where activity intensified beyond the seasonal recovery. Reservoir Performance revenue increased 12% sequentially due to the seasonal activity rebound in the Northern Hemisphere, in addition to higher exploration and appraisal activity. Well Construction revenue increased 9% sequentially from increased drilling activity in US land and broadly across the international markets, particularly offshore. Digital & Integration revenue increased 6% sequentially due to higher sales of digital solutions and higher APS project revenue. Production Systems revenue grew 6%, primarily due to higher sales of well, surface, and subsea production systems.

“Sequentially, second-quarter pretax segment operating income increased 22%. Pretax segment operating margin expanded by 162 basis points (bps) to 14% while adjusted EBITDA margin grew 118 bps to 21%. Adjusted EBITDA margin was the highest since 2018 and pretax segment operating margin reached its highest level since 2015. This performance highlights the impact of our capital stewardship and cost-out measures, which are providing us with significant operating leverage.

“Second-quarter cash flow from operations was $1.2 billion and free cash flow was $869 million. These amounts include a $477 million US federal tax refund. We are very pleased with our cash flow performance which is on track with our full-year target and enabled us to begin deleveraging the balance sheet during the quarter.

“While the rise of the COVID-19 Delta variant and resurgence of related disruptions could impact the pace of economic reopening, industry projections of oil demand reflect the anticipation of a wider vaccine-enabled recovery, improving road mobility, and the impact of various economic stimulus programs. Under this scenario, we believe the momentum of international activity growth that we experienced in the second quarter will continue as the cyclical recovery unfolds. This view is supported by rig count trends, capital spending signals, and customer feedback. In North America, we anticipate the growth rate to moderate; however, drilling activity could still surprise to the upside due to private E&P operator spending.

“Consequently, absent any further setback in the recovery, we continue to see our international revenue growing in the second half of 2021 by double-digits when compared to the second half of last year. This translates into full-year 2021 international revenue growth, setting the stage for a strong baseline as we move into 2022 and beyond.

“During the quarter, we also continued to execute our long-term strategy with advances in Digital and New Energy through our technology and unique partnerships. In addition, we accelerated our commitment to sustainability and decarbonization of our industry. In particular, we took definitive climate change action during the quarter and launched our Transition Technologies portfolio which will aid our clients in meeting their climate change ambitions. Finally, I am very proud that we announced our commitment to achieve net-zero emissions by 2050. Our net-zero emissions target is based on a verifiable, science-based approach that is aligned with the 1.5 degrees Celsius target of the Paris Agreement and includes our Scope 3 emissions.

“Overall, the second-quarter performance and the progress we made on our strategic targets align very well with our long-term financial ambition. We will seize the industry upcycle with strength in our core, will leverage the accretive impact of digital, and will continue building our portfolio of low-carbon energy ventures.

“I am truly excited about Schlumberger in the new industry landscape and our commitment to higher value and lower carbon for our people, our customers, our shareholders, and the global community.”

Other Events

On June 28, 2021, Schlumberger repurchased $665 million of its outstanding 3.300% Senior Notes due September 2021.

On July 22, 2021, Schlumberger’s Board of Directors approved a quarterly cash dividend of $0.125 per share of outstanding common stock, payable on October 7, 2021 to stockholders of record on September 1, 2021.

Revenue by Geographical Area

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2021	Mar. 31, 2021	Jun. 30, 2020	Sequential	Year-on-year
North America*	$1,083	$972	$1,097	11%	-1%
Latin America	1,057	1,038	629	2%	68%
Europe/CIS/Africa	1,453	1,256	1,449	16%	—
Middle East & Asia	2,001	1,917	2,146	4%	-7%
Other	40	40	35	n/m	n/m

	$5,634	$5,223	$5,356	8%	5%

International	$4,511	$4,211	$4,224	7%	7%
North America*	$1,083	$972	$1,097	11%	-1%

*

Schlumberger divested certain businesses in North America during the fourth quarter of 2020. These businesses generated revenue of $159 million during the second quarter of 2020. Excluding the impact of these divestitures, global second-quarter 2021 revenue increased 8% year-on-year. North America second-quarter 2021 revenue, excluding the impact of these divestitures, increased 15% year-on-year.

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to the current period presentation.

North America

North America revenue of $1.1 billion increased 11% sequentially, with US land revenue growing 19% due to higher drilling activity and increased sales of well and surface production systems. The North America revenue increase represented the highest sequential quarterly growth rate since the third quarter of 2017. Well Construction revenue in US land grew more than 30% sequentially, outperforming the rig count growth of 16%. In addition, Canada land revenue increased despite the spring breakup due to higher APS project revenue, while offshore revenue was slightly higher due to sales of subsea production systems.

International

International revenue of $4.5 billion grew 7% sequentially outperforming the rig count growth. The revenue increases that all four Divisions experienced was driven by activity that strengthened beyond the impact of the seasonal recovery in the Northern Hemisphere, leading to double-digit sequential revenue growth in several countries.

Revenue in Latin America of $1.1 billion increased 2% sequentially due to double-digit sequential revenue growth in both Argentina and Guyana from higher Reservoir Performance intervention activity. In addition, Ecuador revenue increased due to higher Well Construction activity, partially offset by reduced drilling in Mexico and lower Production Systems revenue in Brazil following strong sales in the previous quarter.

Europe/CIS/Africa revenue of $1.5 billion increased 16% sequentially. This significant growth was driven by activity that strengthened beyond the impact of the seasonal recovery in the Northern Hemisphere, leading to double-digit sequential growth in most of the countries in the area. All four Divisions posted double-digit sequential revenue growth in the area, primarily from higher activity in digital solutions, stimulation, wireline, wellbore drilling including measurements, and fluids.

Revenue in the Middle East & Asia of $2.0 billion increased 4% sequentially. Growth was posted across all countries in the area except for India, which was impacted by COVID-related disruption. Double-digit sequential revenue growth was posted in Qatar, United Arab Emirates (UAE), and East Asia from higher Reservoir Performance and Well Construction activity. The revenue growth was driven by higher activity in wireline, intervention, stimulation, wellbore drilling including measurements, and fluids.

Results by Division

Digital & Integration

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2021	Mar. 31, 2021	Jun. 30, 2020	Sequential	Year-on-year
Revenue
International	$625	$610	$470	2%	33%
North America	191	161	145	19%	32%
Other	1	2	4	n/m	n/m

	$817	$773	$619	6%	32%

Pretax operating income	$274	$247	$108	11%	154%
Pretax operating margin	33.5%	32.0%	17.4%	147 bps	1,606 bps

n/m = not meaningful

Digital & Integration revenue of $817 million increased 6% sequentially due to strong sales of digital solutions and higher APS project revenue partially offset by lower sales of multiclient seismic data licenses. Growth was led by Canada land from higher APS revenue in addition to higher digital solutions sales in Europe/CIS/Africa.

Digital & Integration pretax operating margin of 33% expanded 147 bps sequentially due to increased high-margin digital solutions sales and improved profitability from APS projects.

Reservoir Performance

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2021	Mar. 31, 2021	Jun. 30, 2020	Sequential	Year-on-year
Revenue*
International	$1,038	$922	$952	13%	9%
North America*	79	78	215	—	-63%
Other	—	2	3	n/m	n/m

	$1,117	$1,002	$1,170	12%	-4%

Pretax operating income	$156	$102	$22	52%	609%
Pretax operating margin	13.9%	10.2%	1.9%	373 bps	1,206 bps

*

Schlumberger divested its OneStim pressure pumping business in North America during the fourth quarter of 2020. This business generated revenue of $140 million during the second quarter of 2020. Excluding the impact of this divestiture, global second-quarter 2021 revenue increased 8% year-on-year. North America second-quarter 2021 revenue, excluding the impact of this divestiture, increased 5% year-on-year.

n/m = not meaningful

Reservoir Performance revenue of $1.1 billion increased 12% sequentially due to higher activity that surpassed the impact of the seasonal rebound in the Northern Hemisphere, resulting in double-digit sequential revenue growth internationally. Growth was driven by seasonal rebound of activity in Russia, China, and Europe and higher offshore exploration in Guyana and Angola, benefiting wireline and testing activity. Higher activity was also posted in Argentina, Qatar, and the UAE.

Reservoir Performance pretax operating margin of 14% expanded 373 bps sequentially. Profitability was boosted by the seasonal recovery in the Northern Hemisphere, higher offshore and exploration activity, and favorable technology mix in wireline activity in Africa and in the Middle East.

Well Construction

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2021	Mar. 31, 2021	Jun. 30, 2020	Sequential	Year-on-year
Revenue
International	$1,708	$1,577	$1,704	8%	—
North America	352	310	331	13%	6%
Other	50	48	54	n/m	n/m

	$2,110	$1,935	$2,089	9%	1%

Pretax operating income	$272	$209	$180	30%	51%
Pretax operating margin	12.9%	10.8%	8.6%	209 bps	427 bps

n/m = not meaningful

Well Construction revenue of $2.1 billion increased 9% sequentially. Stronger North America and international activity beyond the seasonal rebound in the Northern Hemisphere was supported by the rig count increase. North America revenue growth was driven by US land revenue growth of more than 30%, outpacing the US land rig count increase of 16%, but partially offset by the decline in Canada land revenue due to the spring breakup. International growth was led by double-digit growth in Ecuador, the United Kingdom, Algeria, Angola, Gabon, Nigeria, Russia, Qatar, Iraq, East Asia, and Australia.

Sequentially, Well Construction pretax operating margin of 13% improved by 209 bps due to higher drilling activity following the seasonal recovery in the Northern Hemisphere, higher drilling in US land, increased volume of activity in Europe & Africa and the Middle East, and increased higher-margin offshore exploration activity in Africa.

Production Systems

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2021	Mar. 31, 2021	Jun. 30, 2020	Sequential	Year-on-year
Revenue*
International	$1,220	$1,161	$1,146	5%	6%
North America*	458	420	409	9%	12%
Other	3	9	2	n/m	n/m

	$1,681	$1,590	$1,557	6%	8%

Pretax operating income	$171	$138	$145	24%	18%
Pretax operating margin	10.2%	8.7%	9.3%	146 bps	84 bps

*

Schlumberger divested its low-flow artificial lift business in North America during the fourth quarter of 2020. This business generated revenue of $19 million during the second quarter of 2020. Excluding the impact of this divestiture, global second-quarter 2021 revenue increased 9% year-on-year. North America second-quarter revenue, excluding the impact of this divestiture, increased 17% year-on-year.

n/m = not meaningful

Production Systems revenue of $1.7 billion increased 6% sequentially. The revenue increase was led by double-digit revenue growth in Russia, the United Kingdom, Norway, Kazakhstan, Turkey, Algeria, China, Kuwait, Qatar, UAE, and Mexico. US land also posted double-digit revenue growth on strong sales of surface and well production systems, outpacing the increase in drilling and completed well counts. Overall revenue growth was driven by higher sales of surface, subsea, and well production systems.

Sequentially, Production Systems pretax operating margin of 10% expanded 146 bps, due to improved profitability from higher sales of surface, well, and subsea production systems.

Quarterly Highlights

Schlumberger’s technology integration, with deep domain knowledge and performance differentiation, continues to earn the confidence of our customers globally. This is reflected in a considerable pipeline of new contract awards across geographies that will drive future growth in Well Construction and Reservoir Performance. Some notable contract awards during the quarter include:

•

In Norway, Equinor ASA awarded Schlumberger an integrated contract for up to 23 wells in its Breidablikk development in the North Sea. Schlumberger will supply drilling services, well construction fluids, cementing, electric wireline logging, and completions. Due to the complexity of the reservoir and Equinor’s focus on maximizing the potential of people and assets, the project will implement digital well planning, automation, and advanced remote operations. In addition, a cloud-enabled 3D workflow—developed jointly with Equinor using data from the GeoSphere HD* reservoir mapping-while-drilling service—will be used to optimize well placement in real time. The contract also includes 18 PhaseWatcher* subsea multiphase flowmeters from OneSubsea®, with an option for eight additional units. Work will commence in the spring of 2022.

•

In Iraq, Schlumberger was awarded a contract, valued at USD 480 million, to drill 96 wells in southern Iraq for ExxonMobil, which operates the giant West Qurna 1 Field owned by Basra Oil Company. Building on a track record of integrated well construction performance in Iraq, Schlumberger will drill these wells over a period of 4.5 years, with well designs varying from laterals exceeding 2,000 m, upsized big-bore wells, and barefoot completions. In addition to vast project management experience and state-of-the-art technologies, Schlumberger digital capabilities will further enhance overall project execution, supporting operational safety and optimized drilling efficiency.

•

In the Kingdom of Bahrain, Schlumberger has been awarded a three-year, production enhancement contract—valued at USD 150 million—in the Bahrain Field. This project, which follows a successful pilot phase, will be conducted jointly with Tatweer Petroleum and will integrate fit-for-purpose technologies, including advanced logging and core analysis, extreme extended-reach drilling, and fracture stimulation techniques, to unlock the potential of a key reservoir in the field.

•

ADNOC Offshore awarded Schlumberger a large, five-year contract, valued at USD 381 million, for integrated rigless services for the artificial islands offshore UAE. This is the first contract awarded by ADNOC to integrate all rigless services, including high-rate stimulation, production logging, surface testing, and coiled tubing. Schlumberger will introduce the latest technologies and high-specification equipment to overcome the unique challenges of increasing production from extended-reach laterals.

•

Shell has awarded Schlumberger a contract for the provision of well services including well construction, evaluation, and pumping for a number of their activities in the Gulf of Mexico, Trinidad, and West Africa. Under the multiple year contract, a Schlumberger joint team comprising drilling, evaluation, and completions will provide integration, reliability, and efficiency improvement opportunities in Shell deepwater operations using a combination of unique, fit-for-basin technologies, standard work platforms, and advanced remote operations.

In the offshore markets, Schlumberger Production Systems is positioned to benefit significantly from the recovery by leveraging our subsea technologies, in-country value creation, domain support, and integration capabilities. This differentiated approach is being recognized with increasing awards, resulting in a notable step up in book-to-bill ratio during the quarter. Awards include:

•

Petrobras awarded OneSubsea an engineering, procurement, construction, and installation (EPCI) contract, valued at more than USD 180 million, for the provision of subsea production systems equipment and associated services for four development phases of the deepwater Buzios Field offshore Brazil. The project scope includes 21 fit-for-purpose vertical subsea trees, controls systems, and seven subsea power distribution units, as well as installation, commissioning, and services for the life of field. The project will be supported by the OneSubsea Brazil Center of Excellence for Subsea Production Systems (SPS), which will drive in-country value across both equipment and service scopes. Located in the pre-salt area of the Santos Basin, Buzios is one of world’s largest deepwater oil fields.

•

Equinor has awarded a large contract to Subsea Integration Alliance—a non-incorporated strategic global alliance between Subsea 7 and OneSubsea, the subsea technologies, production, and processing systems business of Schlumberger—for its project in the Bacalhau Field, which lies 185 km offshore Brazil in a water depth of 2,050 m. The SPS development includes 19 subsea trees as well as associated subsea equipment, including subsea wellheads, subsea controls and connection systems, and a full completion workover riser.

•

OKEA awarded Subsea Integration Alliance a significant contract for development of the Hasselmus Field in the southern Norwegian Sea. The award scope includes EPCI of the SPS—including the installation of a subsea wellhead, subsea controls, completions installation system, and completion installation tooling. The development—which is expected to add more than 4,400 bbl/d of oil equivalent production at peak—will benefit from the OneSubsea configurable vertical tree platform and rental tooling suite that decouples tooling design from rig-specific interfaces, enabling quicker first oil, which is expected in Q4 2023.

•

OneSubsea has been awarded the second contract under the previously announced 20-year subsea equipment and services master contract—covering the Gulf of Mexico—with Chevron U.S.A. Inc. (Chevron). The contract scope includes the supply of four production trees, a production manifold, flowline connection system, and subsea controls and distribution. Chevron and OneSubsea are taking a collaborative approach by leveraging a preapproved catalog of standard subsea equipment with the goal of increasing contracting efficiencies and lowering costs, while enhancing subsea performance.

Schlumberger’s technology innovation continues to unlock potential for our customers around the world as they increasingly focus on extracting higher value from their assets. During the second quarter, Schlumberger new technologies were adopted at an increasing pace. For example, notable first-time deployments include:

•

In China, Schlumberger deployed the CMR-MagniPHI* high-definition NMR service for the first time in the country, completing a logging campaign in Daqing Oilfield on the country’s biggest shale oil exploration project for PetroChina Company Limited. CMR-MagniPHI service porosity and fluids mapping data, combined with FMI-HD* high-definition formation microimager and Litho Scanner* high-definition spectroscopy service data, enabled PetroChina to determine the presence of moveable oil, which is key in shale oil evaluation. As a result, PetroChina was able to book reserves and will be able to maximize production with a stimulation plan optimized for the formation.

•

In Indonesia, Schlumberger used fiber-optic distributed acoustic sensing (DAS) technology for the first time in the country, acquiring high-quality seismic data while saving 20 hours of deepwater rig time for Eni. Using the unique, high-strength fiber-optic wireline conveyance, Eni was able to eliminate the need for a standalone seismic descent by acquiring vertical seismic profile data during the petrophysics logging run. In addition, fiber optic technology acquired high-frequency data across the reservoir section, delivering a higher resolution image while improving efficiency compared to a conventional seismic solution. These results provide a higher level of reservoir definition and improve field appraisal and development plans.

•

Offshore Malaysia, Schlumberger installed a ZEiTECS Shuttle* rigless electrical submersible pump (ESP) replacement system in the world-first dump flood water injection application to increase production efficiency for Repsol. This technology—designed for in situ pumping of water produced from upper aquifer sands downwards for reservoir pressure support—improves efficiency, reduces operating cost, and minimizes production deferment from months to days. By retrieving and redeploying a standard ESP assembly on wireline using the ZEiTECS Shuttle system, Repsol will be able to increase production efficiency while significantly reducing intervention costs and production deferment when compared to previous installations using either a hydraulic workover unit or a coiled tubing barge.

In North America, Well Construction technology, market access, and digital enablement continue to support our broad customer base to achieve new performance benchmarks across multiple basins. These benchmark performances include new drilling records, increased reservoir contact, and higher efficiency. Examples during the quarter include:

•

In the Midland Basin, Oxy and Schlumberger teams collaborated to achieve a new drilling milestone using Performance Live* digitally connected service and PowerDrive Orbit* rotary steerable system, drilling 9,506 ft in a 24-hour period. The drilling of this lateral section set a new company-wide 24-hour footage record for any section, and reflects a step change in performance, eclipsing the previous record by more than 20% while keeping the entire lateral in the target zone. This achievement was safely accomplished through cooperation across customer development, asset, and operations teams and Schlumberger drilling and remote operations experts.

•

In East Texas, Schlumberger delivered the fastest one-mile curve and lateral production well in KJ Energy history in the challenging Cotton Valley Formation. One bottomhole assembly comprising all Schlumberger technology—including PowerDrive Orbit G2* rotary steerable system, xBolt G2* accelerated drilling service, and AxeBlade* ridged diamond element bit as a fit-for-basin solution—remotely drilled the 6.75-in curve and lateral in 10.6 days with Performance Live digitally connected service. This performance helped the customer beat their average performance by 28% and previous well record by 24 hours.

Schlumberger continues to scale its digital platform strategy with best-in-class partners, removing barriers to adoption, and providing access to every customer in every basin. Examples from the quarter include:

•

Qatar Petroleum Development Company Limited (Japan), also known as QPD, awarded Schlumberger a contract for the provision of on-demand reservoir simulation capabilities covering the Al-Karkara, A-North, and A-South oil fields offshore Qatar. Leveraging the DELFI* cognitive E&P environment, QPD will have access to scalable, cloud-based reservoir simulation resources that will reduce process runtimes and capital costs by eliminating the need for additional infrastructure and software licenses to accommodate peak simulation demand.

•

In Malaysia, Schlumberger announced an agreement for enterprise-scale deployment of advanced digital solutions for PETRONAS enabled by the DELFI cognitive E&P environment and integrated with the OSDU™ Data Platform. This agreement follows the successful deployment of PETRONAS’ LiveFDP program in Malaysia, which leveraged the DELFI Petrotechnical Suite—Schlumberger’s collection of digital solutions for petrotechnical workflows—and the FDPlan* agile field development planning solution. This deployment enabled PETRONAS’ teams to rapidly generate competitive development scenarios across multiple data and functional domains, accelerate its field development planning, and optimize production performance of its assets.

•

Qatar Petroleum (QP) awarded Schlumberger a three-year contract for the provision of digital real-time drilling optimization services. Under the contract, real-time drilling data will be sent from the rig site to QP’s state-of-the-art real-time operations center, where drilling optimization specialists will visualize drilling data in real time and automate QP’s drilling and completions using the latest Schlumberger technology, including the Techlog* wellbore software platform. This project is a key milestone in QP’s Intelligent Oil Field program, which aims to increase production while reducing costs.

Schlumberger’s Transition Technology portfolio of solutions can help customers decarbonize operations by eliminating flaring, reducing fugitive emissions, minimizing CO2 footprint, and expanding electrification. In addition, Schlumberger technology is increasingly being applied to adjacent, low-carbon and zero-carbon energy opportunities.

•

In West Texas, a Schlumberger CO2 capture technology—the CYNARA* acid gas removal membrane system—has enabled the separation of more than 200 megatons of CO2 from natural gas for Kinder Morgan, one of the largest midstream operators in North America. Kinder Morgan’s SACROC facility is the world’s first commercial CO2 plant for enhanced oil recovery applications, in which CO2 is captured for reinjection into producing reservoirs, avoiding gas flaring and vented emissions. The CYNARA system has a proprietary membrane design with the most efficient surface area in the market, which is critical for scaling CO2 separation and capture. This provides higher efficiency CO2 separation without chemicals, reducing cost and environmental impact, while delivering a track record of 99.5% uptime throughout more than 35 years of facility operations.

•

In Russia, Schlumberger helped Rosneft accelerate time to first production by applying a world-first combination of Ora* intelligent wireline formation testing platform sampling and deep transient testing services on wireline with surface testing. This fit-for-basin approach enabled the Rosneft team to effectively and efficiently test multizone reservoirs in remote fields, avoiding more than 7,104 metric tons of CO2 equivalent emissions and reducing operational time while gathering data to guide faster field development. This new reservoir testing approach incorporating the Ora platform enables earlier gas production by reducing exploration well construction time and optimizing the field appraisal life cycle.

•

Offshore Angola, Eni was able to confirm minimum hydrocarbons in place and reservoir deliverability in just six weeks on its first 2021 well without flaring, using a combination of Schlumberger’s Quanta Geo* photorealistic reservoir geology service and the deep transient testing capability of the Ora platform. Compared to traditional methods, this completely eliminated flaring-related greenhouse gas emissions.

•

In the United Kingdom, a Schlumberger high-temperature geothermal ESP using REDA* pump technology has been deployed for the proof-of-concept power plant well test of the United Downs Deep Geothermal Power Project—the first geothermal power plant in the UK—located in Cornwall. This geothermal ESP technology deployment is producing heated water which will later be converted by the power plant into electricity for the grid, while direct heat will be sent to a new real estate development that will house 10,000 people. The application of REDA pump technology on this project will help demonstrate the potential of the deep geothermal resources in the UK to produce both zero-carbon electricity and heat. REDA Thermal* power-efficient geothermal pumps are engineered to produce with minimal parasitic power load under challenging well conditions in geothermal energy systems, addressing increasing geothermal ESP applications that produce both zero-carbon electricity and heat worldwide.

Financial Tables

Condensed Consolidated Statement of Income (Loss)

		(Stated in millions, except per share amounts)
	Second Quarter		Six Months
Periods Ended June 30,	2021	2020	2021	2020
Revenue	$5,634	$5,356	$10,857	$12,811
Interest & other income	16	33	35	72
Expenses
Cost of revenue	4,768	4,925	9,274	11,548
Research & engineering	134	142	268	315
General & administrative	70	81	150	208
Impairments & other (1)	—	3,724	—	12,247
Interest	136	144	272	281

Income (loss) before taxes (1)	$542	$(3,627)	$928	$(11,716)
Tax expense (benefit) (1)	99	(199)	173	(920)

Net income (loss) (1)	$443	$(3,428)	$755	$(10,796)
Net income attributable to noncontrolling interests	12	6	25	14

Net income (loss) attributable to Schlumberger (1)	$431	$(3,434)	$730	$(10,810)

Diluted earnings (loss) per share of Schlumberger (1)	$0.30	$(2.47)	$0.51	$(7.79)

Average shares outstanding	1,398	1,388	1,398	1,388
Average shares outstanding assuming dilution	1,421	1,388	1,420	1,388

Depreciation & amortization included in expenses (2)	$526	$604	$1,058	$1,396

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
	Jun. 30,	Dec. 31,
Assets	2021	2020
Current Assets
Cash and short-term investments	$2,682	$3,006
Receivables	5,347	5,247
Inventories	3,267	3,354
Other current assets	781	1,312

	12,077	12,919
Investment in affiliated companies	2,035	2,061
Fixed assets	6,473	6,826
Goodwill	12,987	12,980
Intangible assets	3,311	3,455
Other assets	4,025	4,193

	$40,908	$42,434

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$7,635	$8,442
Estimated liability for taxes on income	924	1,015
Short-term borrowings and current portion of long-term debt	36	850
Dividends payable	189	184

	8,784	10,491
Long-term debt	15,687	16,036
Postretirement benefits	956	1,049
Other liabilities	2,422	2,369

	27,849	29,945
Equity	13,059	12,489

	$40,908	$42,434

Liquidity

	(Stated in millions)
Components of Liquidity	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Jun. 30, 2020
Cash and short-term investments	$2,682	$2,910	$3,006	$3,589
Short-term borrowings and current portion of long-term debt	(36)	(749)	(850)	(603)
Long-term debt	(15,687)	(15,834)	(16,036)	(16,763)

Net Debt (1)	$(13,041)	$(13,673)	$(13,880)	$(13,777)

Details of changes in liquidity follow:

Periods Ended June 30,	Six Months 2021	Second Quarter 2021	Six Months 2020
Net income (loss)	$755	$443	$(10,796)
Charges and credits, net of tax (2)	—	—	11,230

	755	443	$434
Depreciation and amortization (3)	1,058	526	1,396
Stock-based compensation expense	156	72	213
Change in working capital	(758)	(303)	(423)
US federal tax refund	477	477	—
Other	(39)	5	(33)

Cash flow from operations (4)	1,649	1,220	1,587

Capital expenditures	(421)	(243)	(658)
APS investments	(188)	(103)	(224)
Multiclient seismic data capitalized	(12)	(5)	(61)

Free cash flow (5)	1,028	869	644

Dividends paid	(349)	(175)	(1,386)
Stock repurchase program	—	—	(26)
Proceeds from employee stock plans	62	—	69
Business acquisitions and investments, net of cash acquired plus debt assumed	(35)	(22)	(20)
Net proceeds from divestitures	—	—	298
Other	(30)	31	(130)

Change in net debt before impact of changes in foreign exchange rates	676	703	(551)
Impact of changes in foreign exchange rates on net debt	163	(71)	(99)

Decrease (increase) in Net Debt	839	632	(650)
Net Debt, beginning of period	(13,880)	(13,673)	(13,127)

Net Debt, end of period	$(13,041)	$(13,041)	$(13,777)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.
(4)

Includes severance payments of $184 million and $72 million during the six months and second quarter ended June 30, 2021, respectively; and $426 million and $370 million during the six months and second quarter ended June 30, 2020, respectively.

(5)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this second-quarter 2021 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, net income (loss), excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income (loss), excluding charges & credits; and adjusted EBITDA) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplemental Information” (Item 9).

(Stated in millions, except per share amounts)
	Second Quarter 2020
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net income (GAAP basis)	$(3,627)	$(199)	$6	$(3,434)	$(2.47)
Workforce reductions	1,021	71	—	950	0.68
Asset Performance Solutions investments	730	15	—	715	0.52
Fixed asset impairments	666	52	—	614	0.44
Inventory write-downs	603	49	—	554	0.40
Right-of-use asset impairments	311	67	—	244	0.18
Costs associated with exiting certain activities	205	(25)	—	230	0.17
Multiclient seismic data impairment	156	2	—	154	0.11
Repurchase of bonds	40	2	—	38	0.03
Postretirement benefits curtailment gain	(69)	(16)	—	(53)	(0.04)
Other	61	4	—	57	0.04

Schlumberger net income, excluding charges & credits	$97	$22	$6	$69	$0.05

(Stated in millions, except per share amounts)
	Six Months 2020
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net income (GAAP basis)	$(11,716)	$(920)	$14	$(10,810)	$(7.79)
Goodwill	3,070	—	—	3,070	2.21
Intangible assets impairments	3,321	815	—	2,506	1.81
Asset Performance Solutions investments	1,994	11	—	1,983	1.43
Workforce reductions	1,223	78	—	1,145	0.82
Fixed asset impairments	666	52	—	614	0.44
Inventory write-downs	603	49	—	554	0.40
North America pressure pumping impairments	587	133	—	454	0.33
Right-of-use asset impairments	311	67	—	244	0.18
Costs associated with exiting certain activities	205	(25)	—	230	0.17
Multiclient seismic data impairment	156	2	—	154	0.11
Repurchase of bonds	40	2	—	38	0.03
Postretirement benefits curtailment gain	(69)	(16)	—	(53)	(0.04)
Other	140	13	—	127	0.09
Valuation allowance	—	(164)	—	164	0.12

Schlumberger net income, excluding charges & credits	$531	$97	$14	$420	$0.30

*	Does not add due to rounding.

All Charges & Credits recorded during the first six months of 2020 were classified in Impairments & other in the accompanying Condensed Consolidated Statement of Income (Loss).

There were no charges or credits recorded during the first six months of 2021.

Divisions

(Stated in millions)
	Three Months Ended
	Jun. 30, 2021		Mar. 31, 2021		Jun. 30, 2020
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income (Loss) Before Taxes
Digital & Integration	$817	$274	$773	$247	$619	$108
Reservoir Performance	1,117	156	1,002	102	1,170	22
Well Construction	2,110	272	1,935	209	2,089	180
Production Systems	1,681	171	1,590	138	1,557	145
Eliminations & other	(91)	(66)	(77)	(32)	(79)	(59)

Pretax segment operating income		807		664		396
Corporate & other		(138)		(150)		(169)
Interest income(1)		5		4		7
Interest expense(1)		(132)		(132)		(137)
Charges & credits(2)		—		—		(3,724)

	$5,634	$542	$5,223	$386	$5,356	$(3,627)

(Stated in millions)
	Six Months Ended
	Jun. 30, 2021		Jun. 30, 2020
	Revenue	Income Before Taxes	Revenue	Income (Loss) Before Taxes
Digital & Integration	$1,590	$521	$1,503	$259
Reservoir Performance	2,119	258	3,139	156
Well Construction	4,045	482	4,904	511
Production Systems	3,271	309	3,469	336
Eliminations & other	(168)	(99)	(204)	(90)

Pretax segment operating income		1,471		1,172
Corporate & other		(288)		(397)
Interest income(1)		9		22
Interest expense(1)		(264)		(266)
Charges & credits(2)		—		(12,247)

	$10,857	$928	$12,811	$(11,716)

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.

Supplemental Information

1)	What is the capital investment guidance for the full-year 2021?

Capital investment (comprised of capex, multiclient, and APS investments) for the full-year 2021 is still expected to be between $1.5 to $1.7 billion. Capital investment in 2020 was $1.5 billion.

2)	What were cash flow from operations and free cash flow for the second quarter of 2021?

Cash flow from operations for the second quarter of 2021 was $1.2 billion and free cash flow was $869 million, despite making $72 million of severance payments during the quarter. These amounts include a $477 million US federal tax refund.

3)	What was included in “Interest and other income” for the second quarter of 2021?

“Interest and other income” for the second quarter of 2021 was $16 million. This amount consisted of earnings of equity method investments of $10 million, and interest income of $6 million.

4)	How did interest income and interest expense change during the second quarter of 2021?

Interest income of $6 million for the second quarter of 2021 was essentially flat sequentially. Interest expense of $136 million was flat sequentially.

5)	What is the difference between Schlumberger’s consolidated income (loss) before taxes and pretax segment operating income?

The difference consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the second quarter of 2021?

The ETR for the second quarter of 2021 was 18.2% as compared to 19.2% for the first quarter of 2021.

7)	How many shares of common stock were outstanding as of June 30, 2021 and how did this change from the end of the previous quarter?

There were 1.398 billion shares of common stock outstanding as of June 30, 2021 and March 31, 2021.

(Stated in millions)
Shares outstanding at March 31, 2021	1,398
Shares issued under employee stock purchase plan	—
Vesting of restricted stock	—

Shares outstanding at June 30, 2021	1,398

8)

What was the weighted average number of shares outstanding during the second quarter of 2021 and first quarter of 2021? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.398 billion during the second quarter of 2021 and 1.398 billion during the first quarter of 2021. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

(Stated in millions)
	Second Quarter 2021	First Quarter 2021
Weighted average shares outstanding	1,398	1,398
Unvested restricted stock	23	21

Average shares outstanding, assuming dilution	1,421	1,419

9)	What was Schlumberger’s adjusted EBITDA in the second quarter of 2021, the first quarter of 2021, and the second quarter of 2020?

Schlumberger’s adjusted EBITDA was $1.198 billion in the second quarter of 2021, $1.049 billion in the first quarter of 2021, and $838 million in the second quarter of 2020, and was calculated as follows:

	(Stated in millions)
	Second Quarter 2021	First Quarter 2021	Second Quarter 2020
Net income (loss) attributable to Schlumberger	$431	$299	$(3,434)
Net income attributable to noncontrolling interests	12	13	6
Tax (benefit) expense	99	74	(199)

Income (loss) before taxes	$542	$386	$(3,627)
Charges & credits	—	—	3,724
Depreciation and amortization	526	532	604
Interest expense	136	136	144
Interest income	(6)	(5)	(7)

Adjusted EBITDA	$1,198	$1,049	$838

Adjusted EBITDA represents income before taxes excluding charges & credits, depreciation and amortization, interest expense, and interest income. Management believes that adjusted EBITDA is an important profitability measure for Schlumberger and that it allows investors and management to more efficiently evaluate Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

10)	What were the components of depreciation and amortization expense for the second quarter of 2021, the first quarter of 2021, and the second quarter of 2020?

The components of depreciation and amortization expense for the second quarter of 2021, the first quarter of 2021, and the second quarter of 2020 were as follows:

	(Stated in millions)
	Second Quarter 2021	First Quarter 2021	Second Quarter 2020
Depreciation of fixed assets	$352	$355	$417
Amortization of APS investments	77	75	58
Amortization of intangible assets	75	76	80
Amortization of multiclient seismic data costs capitalized	22	26	49

	$526	$532	$604

About Schlumberger

Schlumberger (SLB: NYSE) is a technology company that partners with customers to access energy. Our people, representing over 160 nationalities, are providing leading digital solutions and deploying innovative technologies to enable performance and sustainability for the global energy industry. With expertise in more than 120 countries, we collaborate to create technology that unlocks access to energy for the benefit of all.

Find out more at www.slb.com

*	Mark of Schlumberger or a Schlumberger company. Other company, product, and service names are the properties of their respective owners.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, July 23, 2021. The call is scheduled to begin at 9:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 8858313. At the conclusion of the conference call, an audio replay will be available until August 23, 2021 by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 6752598. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same website until August 23, 2021.

For more information, contact

Ndubuisi Maduemezia – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Director of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

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This second-quarter 2021 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for Schlumberger as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding the energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our effective tax rate; our APS projects, joint ventures, and other alliances; our response to, and preparedness for, the COVID-19 pandemic and other widespread health emergencies; access to raw materials; future global economic and geopolitical conditions; future liquidity; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic conditions; changes in exploration and production spending by Schlumberger’s customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of Schlumberger’s customers and suppliers; Schlumberger’s inability to achieve its financial and performance targets and other forecasts and expectations; Schlumberger’s inability to achieve net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in Schlumberger’s supply chain; production declines; Schlumberger’s inability to recognize efficiencies and other intended benefits from its business strategies and initiatives, such as digital or Schlumberger New Energy; as well as its restructuring and structural cost reduction plans; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this second-quarter 2021 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Statements in this second-quarter earnings release are made as of the date of this release, and Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

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